May 1, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:      AUL American Series Fund, Inc.
             File No.  33-30156
             Form N-1A
             Post Effective Amendment No. 16

Dear Sir or Madam:

     In accordance with the EDGAR requirements, attached is a filing, in electronic format, of Post Effective Amendment No. 16 (Form N-1A) to the Registration Statement for the AUL American Series Fund, Inc. (the "Fund"). The filing includes the required tags to show changes from Post Effective Amendment No. 15, which was filed on April 29, 2001 in reliance on Rule 485(b) under the Securities Act of 1933 (the "Act") to update the Fund's disclosures as required by the Act.

     This Post Effective Amendment is filed in reliance on Rule 485(b) under the 1933 Act, and I would request that it become effective on May 1, 2002. In my opinion, none of the changes in this Post Effective Amendment constitute material changes from the previous material filed in Post Effective Amendment
15. Therefore, in my opinion, I believe it is appropriate to state that the materials contained in this Post Effective Amendment do not cover or establish any material adverse event, nor is there any item warranting particular attention or review. These statements are made with full knowledge and awareness of the statutory obligations imposed by the federal securities laws. In addition, a specific representation is made that no material event requiring disclosure in the Prospectus, other than one listed in paragraph (b)(1) of Rule 485 has occurred since the latest of the three following dates: first, the effective date of the Fund's Registration Statement; second, the effective date of the most recent Post Effective Amendment to its Registration Statement which included a prospectus; and third, the filing date of a Post Effective Amendment filed pursuant to paragraph (a) of Rule 485 which has not yet become effective.

      No fees are required in connection with this filing.

     If any additional information is needed or if you have any questions, please feel free to give me a call at (317) 285-1525.


Cordially,




/s/ Richard A. Wacker

Richard A. Wacker
Associate General Counsel
American United Life Insurance Company(R)